UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AON PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Aon Shareholder:

As outlined in our proxy statement mailed on May 5, 2014 for our Annual Meeting of Shareholders to be held on June 24, 2014, we are requesting that you approve the amended Aon plc 2011 Incentive Compensation Plan.

In May 2011, we received shareholder approval of 25 million shares for employee stock awards under the 2011 Plan.  The plan was estimated to provide three years of awards, and we held our commitment to manage share issuance to cover a three year period.  There are approximately 8 million shares remaining under the current 2011 Plan.

In 2014, we are requesting shareholder approval for a lesser total of 17 million shares under the amended 2011 Plan.  This amount includes the 8 million shares currently remaining plus an additional  9 million shares.  Similar to the original plan, the 17 million shares are expected to cover a minimum of three years of awards, which assumes achievement of maximum financial performance.

The timing of the request is in-line with industry best practices for companies to solicit shareholder approval every one to three years, and the amount is in line with best practice to request approval of a stock pool sufficient to cover a one- to three-year time period.

Our compensation programs have not changed since the 2011 Plan was approved.  Total spend on granted awards has held flat during the current plan period (2012 to 2014).  Share issuance and share dilution as a percent of outstanding shares has declined and is expected to continue to decline as a result of strong financial performance and stock price appreciation.

We recognize the significance of equity dilution to our shareholders.  We believe Aon’s programs have been successful at driving financial results, and they are critical to Aon’s success in attracting and retaining key talent and motivating its senior leaders to achieve superior performance.

Equity compensation aligns management interests with shareholder interests, as our largest programs are based on adjusted pretax income and adjusted multi-year EPS performance.  Key programs have been successful in driving substantial increases in both adjusted operating margin (+490 bps) and adjusted earnings per share (+14% CAGR) from 2006 to 2013, as well as record free cash flow from operations in 2013.  In addition, Aon has consistently delivered double-digit Total Shareholder Return (TSR) for the last decade, significantly outperforming our competitors and the broader market:

10-year Annualized TSR
Aon plc	13.5%
Marsh & McLennan Companies, Inc.	0.2%
Willis Group Holdings plc	3.0%
S&P 500	7.4%

This approach has been effective as evidenced by our financial success over the long-term.  We want to thank you for your continued support as a shareholder in Aon.  Please support our efforts to build shareholder value by voting FOR approval to amend the Aon plc 2011 Incentive Plan.  If you feel you cannot support this proposal, management would appreciate the opportunity to discuss further in advance of your vote.

Thank you.

Very truly yours,

Greg Case

President and CEO